INVESTMENT MANAGEMENT
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Exhibit (G)(1)(ii)

January 1, 2021

Mr. Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Senior Income Fund ("VSIF") and Voya Investments, LLC (the "Agreement"), we hereby notify you of our intention to modify the annual management fee rate for Voya Senior Income Fund (the "Fund"), effective on January 1, 2021, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement. The Amended Schedule A, which indicates the annual management fee rate for the Fund, is attached hereto.

Please signify your acceptance to the modified management fee rate for the Fund by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson________

Kimberly A. Anderson

Senior Vice President

Voya Senior Income Fund

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: /s/ Todd Modic__________________

Name: Todd Modic

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA SENIOR INCOME FUND

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee
(as a percentage of Managed Assets*)

Voya Senior Income Fund	0.80%

*"Managed Assets" shall mean the Fund's average daily gross asset value, minus the sum of the Fund's accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than liabilities for the principal amount of any borrowings incurred, commercial paper or notes issued by the Fund and the liquidation preference of any outstanding preferred shares).

Effective Date: January 1, 2021, to modify the annual management fee rate in response to the November 2020 annual 15(c) contract renewal process.